Exhibit 99.2
November 17, 2017

Contact:	Investor contact:
Media Relations	Matt Grady
(206) 304-0008	Director, Investor Relations
newsroom@alaskaair.com	(206) 392-5382

Alaska Air Group reports October 2017 operational results

SEATTLE — Alaska Air Group, Inc. (NYSE: ALK) today reported October and year-to-date operational results on a consolidated basis, for its mainline operations operated by subsidiaries Alaska Airlines, Inc. (Alaska) and Virgin America Inc. (Virgin America), and for its regional flying operated by subsidiary Horizon Air Industries, Inc. (Horizon) and third-party regional carriers SkyWest Airlines and Peninsula Airlines.

Air Group's acquisition of Virgin America took place on Dec. 14, 2016. Operational results below include Virgin America results from pre-acquisition periods for comparison.

AIR GROUP
On a combined basis for all operations, Air Group reported an 11 percent increase in traffic on an 11.6 percent increase in capacity compared to October 2016. Load factor decreased 0.4 points to 83.8 percent.

The following table shows the operational results for October and year-to-date compared to the prior-year periods(1):

	October			Year-to-Date
	2017	2016	Change	2017	2016	Change
Revenue passengers (000)	3,623	3,436	5.4%	36,686	35,001	4.8%
Revenue passenger miles RPM (000,000) "traffic"	4,367	3,935	11.0%	43,438	40,605	7.0%
Available seat miles ASM (000,000) "capacity"	5,211	4,671	11.6%	51,380	48,219	6.6%
Passenger load factor	83.8%	84.2%	(0.4) pts	84.5%	84.2%	0.3 pts

(1)	2016 information has been adjusted to include Virgin America operating results for comparison.

ALASKA
Alaska reported a 9.3 percent increase in traffic on a 10.6 percent increase in capacity compared to October 2016. Load factor decreased 1 point to 83.8 percent. Alaska also reported 86 percent of its flights arrived on time in October 2017, compared to 87.6 percent reported in October 2016.

The following table shows Alaska's operational results for October and year-to-date compared to the prior-year periods:

	October			Year-to-Date
	2017	2016	Change	2017	2016	Change
Revenue passengers (000)	2,111	1,949	8.3%	21,805	20,381	7.0%
RPMs (000,000)	2,832	2,591	9.3%	29,414	27,359	7.5%
ASMs (000,000)	3,379	3,056	10.6%	34,501	32,272	6.9%
Passenger load factor	83.8%	84.8%	(1.0) pt	85.3%	84.8%	0.5 pts
On-time arrivals as reported to U.S. DOT	86.0%	87.6%	(1.6) pts	82.4%	88.4%	(6.0) pts

VIRGIN AMERICA
Virgin America traffic increased 14.2 percent on a 13.4 percent increase in capacity compared to October 2016. Load factor increased 0.6 points to 85 percent. Virgin America also reported 73.3 percent of its flights arrived on time in October 2017, compared to 76.2 percent in October 2016.

The following table shows Virgin America operational results for October and year-to-date compared to the prior-year periods:

	October			Year-to-Date
	2017	2016	Change	2017	2016	Change
Revenue passengers (000)	752	685	9.8%	6,934	6,713	3.3%
RPMs (000,000)	1,176	1,030	14.2%	10,639	10,131	5.0%
ASMs (000,000)	1,383	1,220	13.4%	12,658	12,041	5.1%
Passenger load factor	85.0%	84.4%	0.6 pts	84.0%	84.1%	(0.1) pts
On-time arrivals as reported to U.S. DOT	73.3%	76.2%	(2.9) pts	67.8%	76.5%	(8.7) pts

REGIONAL
Regional traffic increased 14.3 percent on a 13.7 percent increase in capacity compared to October 2016. Load factor increased 0.5 points to 80 percent. Alaska's regional partners also reported 81.3 percent of its flights arrived on time in October 2017, compared to 85.5 percent in October 2016.

The following table shows regional operational results for October and year-to-date compared to the prior-year periods:

	October			Year-to-Date
	2017	2016	Change	2017	2016	Change
Revenue passengers (000)	760	802	(5.2)%	7,947	7,907	0.5%
RPMs (000,000)	359	314	14.3%	3,385	3,115	8.7%
ASMs (000,000)	449	395	13.7%	4,221	3,906	8.1%
Passenger load factor	80.0%	79.5%	0.5 pts	80.2%	79.7%	0.5 pts
On-time arrivals as reported to U.S. DOT	81.3%	85.5%	(4.2) pts	79.6%	87.3%	(7.7) pts

Alaska Airlines, together with Virgin America and its regional partners, flies 40 million guests a year to 118 destinations with an average of 1,200 daily flights across the United States and to Mexico, Canada, Costa Rica and Cuba. With Alaska and Alaska Global Partners, guests can earn and redeem miles on flights to more than 900 destinations worldwide. Alaska Airlines ranked “Highest in Customer Satisfaction Among Traditional Carriers in North America” in the J.D. Power North America Satisfaction Study for 10 consecutive years from 2008 to 2017. Learn more about Alaska’s award-winning service at newsroom.alaskaair.com and blog.alaskaair.com. Alaska Airlines, Virgin America and Horizon Air are subsidiaries of Alaska Air Group (NYSE: ALK).

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